EXHIBIT 23(e)




                        CONSENT OF INDEPENDENT AUDITORS









The Board of Directors
United Dominion Realty Trust, Inc.:


We consent to the incorporation by reference in the previously filed Registration Statement Form S-3 No. 33-53839 of United Dominion Realty Trust, Inc. of our report dated May 24, 1994, with respect to the statement of rental operations of Lakeside North Apartments for the year ended December 31, 1993, included in Form 8-K/A dated June 7, 1994, Amendment to Application or Report on Form 8-K dated April 15, 1994, and included in Form 8-K/A dated June 7, 1994, Amendment to Application or Report on Form 8-K dated May 26, 1994.

/s/ L. P. Martin & Company, P.C.
L. P. Martin & Company, P.C.

Certified Public Accountants
June 13, 1994